                          Offer To Purchase For Cash
                    All Outstanding Shares Of Common Stock
          (Including the Associated Preferred Stock Purchase Rights)
                                      of
                              Dames & Moore Group
                                      at
                             $16.00 Net Per Share
                                      by
                        Demeter Acquisition Corporation
                         a wholly owned subsidiary of

                                URS Corporation

                              -----------------

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED.

                              -----------------

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF MAY 5, 1999, AMONG URS CORPORATION, DEMETER ACQUISITION CORPORATION AND DAMES & MOORE GROUP (THE "COMPANY"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES OF COMMON STOCK (TOGETHER WITH THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS, THE "SHARES") OF THE COMPANY THEN OUTSTANDING ON A FULLY DILUTED BASIS AND IS ALSO SUBJECT TO CUSTOMARY CLOSING CONDITIONS, INCLUDING (i) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND (ii) CONDITIONS TO THE FINANCING COMMITMENTS OBTAINED BY URS CORPORATION. SEE SECTIONS 9 AND 14.

                              -----------------

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED AND FOUND ADVISABLE THE MERGER AGREEMENT, THE OFFER AND THE MERGER REFERRED TO HEREIN, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

                              -----------------

                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and (a) mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or (b) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3, or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

Questions or requests for assistance may be directed to D.F. King & Co., Inc (the "Information Agent") or to Morgan Stanley & Co. Incorporated (the "Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                              -----------------

                     The Dealer Manager for the Offer is:

                          MORGAN STANLEY DEAN WITTER

May 11, 1999

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
 Introduction............................................................    3
  1.Terms of the Offer...................................................    4
  2.Acceptance for Payment and Payment for Shares........................    6
  3.Procedures for Accepting the Offer and Tendering Shares..............    6
  4.Withdrawal Rights....................................................    9
  5.Certain United States Federal Income Tax Consequences................    9
  6.Price Range of Shares; Dividends.....................................   10
  7.Certain Information Concerning the Company...........................   11
  8.Certain Information Concerning the Purchaser and Parent..............   13
  9.Financing of the Offer and The Merger................................   15
 10.Background of the Offer; Contacts with the Company; The Merger
      Agreement..........................................................   18
 11.Purpose of the Offer; Plans for the Company After the Offer and the
      Merger.............................................................   30
 12.Dividends and Distributions..........................................   32
 13.Effect of the Offer on the Market for the Shares, Exchange Listing
      and Exchange Act Registration......................................   32
 14.Certain Conditions of the Offer......................................   33
 15.Certain Legal Matters and Regulatory Approvals.......................   35
 16.Fees and Expenses....................................................   37
 17.Miscellaneous........................................................   37
 Schedule I--Directors and Executive Officers of Parent and Purchaser....   39

To the Holders of Common Stock of
 Dames & Moore Group:

                                 INTRODUCTION

  Demeter Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of URS Corporation, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of common stock, par value $0.01 per share ("Common Stock", and together with the associated preferred stock purchase rights, the "Shares"), of Dames & Moore Group, a Delaware corporation (the "Company"), at $16.00 per Share (the "Offer Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

  Tendering stockholders whose Shares are registered in their own name and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions to the Purchaser or the Depositary or, except as set forth in Instruction 6 of the Letter of Transmittal, U.S. Federal, state or local transfer taxes on the purchase of Shares pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they charge any service fees. The Purchaser will pay the fees and expenses of Morgan Stanley & Co. Incorporated, which is acting as the Dealer Manager (the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of May 5, 1999 (the "Merger Agreement"), among Parent, the Purchaser and the Company, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, with the Company surviving the merger (as such, the "Surviving Corporation") as a wholly owned subsidiary of Parent (the "Merger"). On the effective date of the Merger, each outstanding Share not tendered in the Offer (other than Shares owned by the Company as treasury stock or by Parent, the Purchaser or any other direct or indirect wholly owned subsidiary of Parent, or by stockholders, if any, who are entitled to and who properly exercise dissenters' rights under Delaware law) will be converted into the right to receive the Offer Price in cash, without interest (the "Merger Consideration"). See Section 10.

  The Merger is subject to a number of conditions, including approval by stockholders of the Company, if applicable law requires such approval, and Shares having been purchased pursuant to the Offer. In the event the Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer or otherwise, the Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of the Delaware General Corporation Law (the "DGCL"), without prior notice to, or any action by, any other stockholder of the Company. In such event, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company. See Section 10.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND IS ALSO SUBJECT TO CUSTOMARY CLOSING CONDITIONS, INCLUDING (I) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIODS IMPOSED BY THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), AND (II) CONDITIONS TO THE FINANCING COMMITMENTS OBTAINED BY PURCHASER. SEE SECTIONS 9 AND 14, WHICH SET FORTH IN FULL THE CONDITIONS TO THE OFFER.

  THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS APPROVED AND FOUND ADVISABLE, THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL THEIR SHARES PURSUANT TO THE OFFER.

  Prudential Securities Incorporated ("Prudential Securities"), the Company's financial advisor, has delivered to the Board its written opinion dated May 5, 1999 that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by the holders of the Shares in the Offer and the Merger is fair from a financial point of view. Such opinion is set forth in full as an exhibit to the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders of the Company concurrently herewith.

  The Company has informed the Purchaser that, as of April 30, 1999, there were 18,595,311 shares of Common Stock issued and outstanding, 1,899,978 shares of Common Stock reserved for issuance upon exercise of outstanding Company Stock Options (as defined in the Merger Agreement) (997,273 of which were subject to Company Stock Options with an exercise price that is less than the Offer Price) and 4,346,024 shares of Common Stock held by the Company in its treasury. Based upon the foregoing, the Purchaser believes that approximately 10,247,645 shares of Common Stock constitute a majority of the fully diluted Shares.

  The Merger Agreement is more fully described in Section 10. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration (as defined in Section 10 "-- Conversion of Securities") pursuant to the Merger are described in Section 5.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.TERMS OF THE OFFER

  Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered prior to the Expiration Date and not theretofore properly withdrawn in accordance with
Section 3. The term "Expiration Date" means 12:00 Midnight, New York City time, on Tuesday, June 8, 1999, unless and until the Purchaser, in its sole discretion (but subject to the terms of the Merger Agreement), shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  The Purchaser expressly reserves the right, in its sole discretion (but subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), at any time and from time to time, and regardless of whether or not any of the events set forth in Section 14 hereof shall have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any other respect by giving oral or written notice of such amendment to the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE PURCHASE PRICE OF THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If by 12:00 Midnight, New York City time, on Tuesday, June 8, 1999 (or any other date or time then set as the Expiration Date), any or all conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), subject to the terms and conditions contained in the Merger Agreement and to the applicable rules and regulations of the Commission, to (i) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders, (ii) waive all the unsatisfied conditions (other than the Minimum Condition) and, subject to complying with the terms of the Merger Agreement and the applicable rules and regulations of the Commission, accept for payment, and pay for, all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn,
(iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended, or (iv) amend the Offer.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as may be required by the Merger Agreement or by applicable law). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

  In the Merger Agreement, Parent and the Purchaser have agreed that if on any scheduled Expiration Date of the Offer, all conditions set forth in Section 14 have not been satisfied or waived, the Purchaser may, and at the request of the Company shall, from time to time, extend the expiration date of the Offer for up to ten additional business days, and the Purchaser may, without the consent of Company, (A) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer, and (B) extend the Offer for up to ten business days if there have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least 75% but less than 90% of the issued and outstanding Shares as of the date of determination. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1(e)(6) under the Exchange Act.

  In addition, the Purchaser has agreed in the Merger Agreement that it will not, without the express written consent of the Company, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the conditions set forth in Section 14, (iv) change the Expiration Date, except as provided above, (v) change the form of consideration payable in the Offer (vi) amend, alter, add or waive any term of the Offer in any manner adverse to the Company's stockholders or (vii) waive the Minimum Condition.

  If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in the percentage of securities sought or any dealer solicitation fee, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of ten business days is generally required to allow for adequate dissemination to stockholders.

  The Offer is conditioned upon satisfaction of the Minimum Condition and other customary closing conditions, including (i) the expiration or termination of any applicable waiting periods imposed by the HSR Act and (ii) conditions to the financing commitments obtained by Parent. See Sections 9 and
14. Subject to the terms and conditions contained in the Merger Agreement, the Purchaser reserves the right (but shall not be obligated) to waive any or all such conditions (other than the Minimum Condition).

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn promptly after the later to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the HSR Act, and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 14. Subject to applicable rules of the Commission and to the terms of the Merger Agreement, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 15 or in order to comply in whole or in part with any other applicable law.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

3.PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

  In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an

Agent's Message in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm that is a member of the Securities Transfer Agents Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the person who or that signs the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedures for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

  (i) such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received by the Depositary on or prior to the Expiration Date as provided below; and

  (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, are received by the Depositary within three New York Stock Exchange ("NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer (other than the Minimum Condition) or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

  Appointment. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after May 11,
1999). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares (and such other Shares and securities).

  The acceptance for payment by the Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  UNDER UNITED STATES FEDERAL INCOME TAX LAWS, THE DEPOSITARY WILL BE REQUIRED TO WITHHOLD 31% OF THE AMOUNT OF ANY PAYMENTS MADE TO CERTAIN STOCKHOLDERS PURSUANT TO THE OFFER ("BACKUP WITHHOLDING") UNLESS SUCH STOCKHOLDER PROVIDES THE DEPOSITARY WITH APPROPRIATE CERTIFICATION SUCH AS THE STOCKHOLDER'S

CORRECT TAXPAYER IDENTIFICATION NUMBER AND A CERTIFICATION THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

4.WITHDRAWAL RIGHTS

  Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 9, 1999. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method described in the first sentence of this paragraph.

  All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5.CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  Sales of Shares pursuant to the Offer (and the receipt of cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for United States Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws. For United States Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or cancelled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or cancelled pursuant to the Merger).

  If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. Long-term capital gains recognized by a tendering individual stockholder will generally be taxed at a maximum Federal marginal tax rate of 20%, and long-term capital gains recognized by a tendering corporate stockholder will be taxed at a maximum Federal marginal tax rate of 35%.

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its taxpayer identification number ("TIN") and certifies that such number is correct or properly certifies that it is awaiting a TIN and certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. A stockholder that does not furnish its correct TIN or that does not otherwise establish a basis for an exemption from backup withholding may be subject to a penalty imposed by the Internal Revenue Service. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the Internal Revenue Service. If backup withholding results in an overpayment of tax, the stockholder upon filing an income tax return can obtain a refund.

  THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS, AND MAY NOT APPLY TO A HOLDER OF SHARES IN LIGHT OF ITS INDIVIDUAL CIRCUMSTANCES, SUCH AS PERSONS WHO HOLD THEIR SHARES AS A HEDGE OR AS PART OF A HEDGING, STRADDLE, CONVERSION OR OTHER RISK REDUCTION TRANSACTION. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS) OF THE OFFER AND THE MERGER.

6.PRICE RANGE OF SHARES; DIVIDENDS

  The Shares have been listed and traded principally on the NYSE since March 12, 1992 under the symbol "DM." As of May 7, 1999, the Shares were held by 328 holders of record. The following table reflects the high and low sales prices and cash dividends declared per Share for fiscal years 1999 and 1998 and for the first quarter of fiscal 2000 (through May 10, 1999).

                                                  HIGH      LOW       DIVIDENDS
                                                  ----      ----      ---------
2000:
  First Quarter (through May 10, 1999)........... $15 1/2   $ 9 13/16     --
1999:
  Fourth Quarter.................................  12 15/16   7 15/16   0.03
  Third Quarter..................................  12 15/16   9 3/4     0.03
  Second Quarter.................................  14 7/16   10 1/8     0.03
  First Quarter..................................  13 5/8    12 1/4     0.03
1998:
  Fourth Quarter.................................  13 1/2    12 1/8     0.03
  Third Quarter..................................  13 3/8    11 15/16   0.03
  Second Quarter.................................  13 7/8    11 3/4     0.03
  First Quarter..................................  13 1/4    11 3/8     0.03

  On May 5, 1999, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $12 15/16. On May 10, 1999, the last full trading day prior to the date of this Offer to Purchase, the closing price per Share as reported on the NYSE was $15 1/2.

  STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.CERTAIN INFORMATION CONCERNING THE COMPANY

  Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of the Purchaser, Parent or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of any such information but that are unknown to the Purchaser and Parent.

  General. The Company is a corporation organized and existing under the laws of the State of Delaware with its principal executive offices located at 911 Wilshire Boulevard, Suite 700, Los Angeles, CA 90017. According to the Company's Annual Report on Form 10-K for the year ended March 27, 1998
(the "Form 10-K"), the Company is composed of a global network of professional services companies that specializes in: general engineering and consulting; process and chemical engineering; transportation; construction and program management; communications and information services; and equity ventures. The Company is the successor to the businesses of Dames & Moore, Incorporated, a Delaware corporation, and Dames & Moore, a California limited partnership. Originally organized in 1938, the Dames & Moore partnership incorporated on March 12, 1992. Dames & Moore, Inc. changed its name to Dames & Moore Group in August 1997.

  Financial Information. Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries that has been excerpted or derived from the financial statements contained in the Form 10-K and the unaudited financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarters ended December 25, 1998 and December 26, 1997 (the "Form 10-Qs"). More comprehensive information is included in the Form 10-K, the Form 10-Qs and other documents (including a Form 8-K filed August 14, 1999 and a Form 8-K/A filed October 9, 1999) filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below under "--Available Information".

                              DAMES & MOORE GROUP
                     SELECTED CONSOLIDATED FINANCIAL DATA

                              FISCAL YEAR ENDED,           NINE MONTHS ENDED
                         ----------------------------- -------------------------
                         MARCH 27, MARCH 28, MARCH 29, DECEMBER 25, DECEMBER 26,
                           1998      1997      1996        1998         1997
                         --------- --------- --------- ------------ ------------
                                                              (UNAUDITED)
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
EARNINGS DATA:
Gross revenues.......... $703,902  $653,378  $556,763    $740,190     $522,959
Net revenues............  482,504   454,408   396,495     454,089      361,764
Earnings from opera-
 tions..................   42,813    36,861    36,901      10,631       32,713
Net earnings (loss).....   19,330    18,540    22,098      (5,161)      14,989
Earnings (loss) per
 share--Basic........... $   1.08  $   0.91  $   0.99    $  (0.28)    $   0.84
Earnings (loss) per
 share--Diluted......... $   1.07  $   0.91  $   0.98    $  (0.28)    $   0.83
Cash dividends per
 share.................. $   0.12  $   0.12  $   0.12    $   0.09     $   0.09
FINANCIAL POSITION (AT
 END OF PERIOD):
Current assets.......... $228,129  $208,254  $216,191    $385,476     $227,215
Current liabilities.....   98,559    92,837    70,377     172,204       93,782
Net working capital.....  129,570   115,417   145,814     213,272      133,433
Total assets............  386,361   358,282   317,279     635,481      382,135
Long-term debt..........  132,010   128,542    75,000     302,845      137,010
Shareholders' equity....  149,909   131,623   167,947     144,718      144,743
BACKLOG:................ $345,000  $290,000  $252,000

  Certain Company Projections. To the knowledge of Parent and the Purchaser, the Company does not as a matter of course make public forecasts as to its future financial performance. However, in connection with the discussions and negotiations described in Section 10, the Company furnished Parent with certain financial projections that Parent and the Purchaser believe are not publicly available. Neither Parent nor the Purchaser verified the accuracy of such financial projections.

  According to the projections, the Company has estimated that in fiscal 2000 it will have approximately: gross revenues of $1.2 billion; net revenues of $730 million; earnings from operations of $62 million; net earnings of $24 million; and earnings per share of $1.30.

  IT IS THE UNDERSTANDING OF PARENT AND THE PURCHASER THAT THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS OR FORECASTS AND ARE INCLUDED HEREIN ONLY BECAUSE SUCH INFORMATION WAS PROVIDED TO PARENT AND THE PURCHASER. THESE FORWARD-LOOKING STATEMENTS (AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995) ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE PROJECTIONS. THE COMPANY HAS ADVISED THE PURCHASER AND PARENT THAT ITS INTERNAL FINANCIAL FORECASTS (UPON WHICH THE PROJECTIONS PROVIDED TO PARENT WERE BASED IN PART) ARE, IN GENERAL, PREPARED SOLELY FOR INTERNAL USE AND CAPITAL BUDGETING AND OTHER MANAGEMENT DECISIONS, AND ARE SUBJECTIVE IN MANY RESPECTS AND THUS SUSCEPTIBLE TO INTERPRETATIONS AND PERIODIC REVISION BASED ON ACTUAL EXPERIENCE AND BUSINESS DEVELOPMENTS. THE PROJECTIONS ALSO REFLECT NUMEROUS ASSUMPTIONS (NOT ALL OF WHICH WERE PROVIDED TO THE PURCHASER OR PARENT), ALL MADE BY MANAGEMENT OF THE COMPANY, WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS, ECONOMIC, MARKET AND FINANCIAL CONDITIONS AND OTHER MATTERS, INCLUDING EFFECTIVE TAX RATES CONSISTENT WITH HISTORICAL LEVELS FOR THE COMPANY, ALL OF WHICH ARE DIFFICULT TO PREDICT, MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL AND NONE OF WHICH WERE SUBJECT TO APPROVAL BY PARENT OR THE PURCHASER. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL PROVE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THE PROJECTIONS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT ANY OF PARENT, THE PURCHASER, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER THE PROJECTIONS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND THE PROJECTIONS SHOULD NOT BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS. NONE OF PARENT, THE PURCHASER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE, OR MAKES, ANY REPRESENTATION TO ANY PERSON REGARDING THE INFORMATION CONTAINED IN THE PROJECTIONS AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE SHOWN TO BE IN ERROR.

  Available Information. The Shares are registered under the Exchange Act and the Company is therefore subject to the reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as to particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the
Commission: New York Regional Office, Seven World Trade Center, 3rd Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may be obtained by mail, upon payment of the Commission's customary fees, by writing to its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the NYSE, 20 Broad Street, New York, New York 10005, on which the Shares are listed.

8.CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

  The Purchaser is a newly incorporated corporation organized and existing under the laws of the State of Delaware organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Purchaser are located at 100 California Street, Suite 500, San Francisco, CA 94111. The Purchaser is a wholly owned subsidiary of Parent.

  Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because the Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

  Parent is a corporation organized and existing under the laws of the State of Delaware. Its principal offices are located at 100 California Street, Suite 500, San Francisco, CA 94111. Parent is a professional services firm that provides a broad range of planning, design, applied science, and program and construction management services. Parent provides these services for infrastructure projects involving air and surface transportation systems; institutional, industrial and commercial facilities; and pollution control, water resources and hazardous waste management programs. Parent provides services to local, state, and federal government agencies, as well as private clients in the chemical, pharmaceutical, manufacturing, forest products, energy, oil, gas, mining, health care, water supply, retail and commercial development, telecommunications, and utilities industries.

  Parent conducts business through 140 offices located throughout the world, including the United States, Europe, and the Asia/Pacific region. Parent has approximately 6,600 employees, many of whom hold advanced degrees and have extensive experience in technical disciplines applicable to Parent's business.

  The name, citizenship, business address, principal occupation or employment, and five-year employment history of each of the directors and executive officers of Parent and the Purchaser and certain other information are set forth in Schedule I hereto.

  The Parent common stock is listed and traded on the NYSE under the symbol
"URS".

  Set forth below is certain selected financial data relating to Parent and its subsidiaries for Parent's last three fiscal years, which have been excerpted or derived from the audited financial statements contained in Parent's Annual Report on Form 10-K for the fiscal year ended October 31, 1998 and from the unaudited financial statements contained in Parent's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 1999, in each case filed by Parent with the Commission. More comprehensive financial information is included in such reports and other documents filed by Parent with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth with respect to information about the Company in Section 7 under "--Available Information".

                       URS CORPORATION AND SUBSIDIARIES

                     SELECTED CONSOLIDATED FINANCIAL DATA

                                     FISCAL YEARS ENDED     THREE MONTHS ENDED
                                        OCTOBER 31,             JANUARY 31,
                                 -------------------------- -------------------
                                   1998     1997     1996     1999      1998
                                 -------- -------- -------- --------- ---------
                                                                (UNAUDITED)
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues........................ $805,946 $406,451 $305,470 $ 199,057 $ 186,156
                                 -------- -------- -------- --------- ---------
Operating expenses:
  Direct operating..............  478,640  241,002  187,129   118,878   115,231
  Indirect, general and adminis-
   trative......................  277,065  141,442  102,389    68,187    61,347
                                 -------- -------- -------- --------- ---------
Total operating expenses........  755,705  382,444  289,518   187,065   176,578
                                 -------- -------- -------- --------- ---------
Operating income................   50,241   24,007   15,952    11,992     9,578
Interest expense, net...........    8,774    4,802    3,897     2,020     2,009
                                 -------- -------- -------- --------- ---------
Income before income taxes......   41,467   19,205   12,055     9,972     7,569
Income tax expense..............   18,800    7,700    4,700     4,300     3,400
                                 -------- -------- -------- --------- ---------
Net income...................... $ 22,667 $ 11,505 $  7,355 $   5,672 $   4,169
                                 ======== ======== ======== ========= =========
Net income per share:
  Basic......................... $   1.51 $   1.15 $    .92 $     .37 $     .28
                                 ======== ======== ======== ========= =========
  Diluted....................... $   1.43 $   1.08 $    .81 $     .35 $     .27
                                 ======== ======== ======== ========= =========
Weighted average shares:
  Basic.........................   14,963   10,018    8,020    15,271    14,834
  Diluted.......................   15,808   10,665    9,067    16,371    15,632

                                                 OCTOBER 31,
                                          -------------------------- JANUARY 31,
                                            1998     1997     1996      1999
                                          -------- -------- -------- -----------
BALANCE SHEET DATA:
Working capital.......................... $130,969 $ 63,236 $ 57,570  $145,160
Total assets.............................  451,704  210,091  194,932   460,799
Total debt...............................  116,016   48,049   61,263   117,214
Total stockholders' equity............... $166,360 $ 77,151 $ 56,694  $173,478

  Except as described in this Offer to Purchase (i) neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser or Parent, any of the persons listed in Schedule I to this Offer to Purchase or any affiliate or majority-owned subsidiary of the Purchaser or Parent or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Purchaser or Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons or entities referred to above, nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

  Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies.

Except as set forth in this Offer to Purchase, since March 30, 1996, neither the Purchaser nor Parent nor, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since March 30, 1996, there have been no contacts, negotiations or transactions between any of the Purchaser, Parent or any of their respective subsidiaries or, to the best knowledge of the Purchaser and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

9.FINANCING OF THE OFFER AND THE MERGER

  The total amount of funds required by the Purchaser to consummate the Offer and the Merger (including the refinancing of certain existing indebtedness of Parent and the Company) and to pay related fees and expenses is estimated to be approximately $775 million. The Purchaser will obtain all of such funds from Parent. Parent currently intends to provide such funds from (i) loans available pursuant to a credit agreement (the "Senior Bank Financing") to be entered into by Parent, various lenders and Wells Fargo Bank, National Association, as administrative agent ("Wells Fargo"), in an aggregate amount of $550 million, comprised of $450 million in term loans and $100 million in a revolving credit facility, (ii) the sale on the date on which the Offer is consummated of senior subordinated notes in the aggregate amount of $200 million (the "Bridge Notes") to Morgan Stanley & Co. Incorporated ("Morgan Stanley") and/or one or more of its assignees and/or certain financial institutions (collectively, the "Note Purchasers") or, in lieu thereof, proceeds from the Permanent Financing (as defined below) in the aggregate amount of $200 million, and (iii) a cash equity investment in Parent on the date on which the Offer is consummated of $100 million (the "Equity Contribution") by RCBA Strategic Partners, L.P. ("RCBA").

  The Senior Bank Financing. Parent has received a firm commitment letter dated May 3, 1999 (the "Senior Bank Financing Commitment Letter") in which Wells Fargo has agreed, subject to certain customary conditions, to provide the Senior Bank Financing in an aggregate amount of up to $550 million in order to finance the acquisition of the Company, to refinance certain existing indebtedness of Parent and the Company, to pay related fees and expenses and to provide for the working capital requirements of Parent and its subsidiaries. The following is a summary of the anticipated material terms and conditions of the Senior Bank Financing. This summary does not purport to be a complete description of the Senior Bank Financing and is subject to the detailed provisions of the credit agreement and various related documents to be negotiated and entered into in connection with the Senior Bank Financing.

  The Senior Bank Financing will be comprised of three tranches of term loans and a revolving credit facility. Interest on amounts outstanding under the credit agreement will be based upon (i) the "Base Rate" which is the higher of
(A) Wells Fargo's prime lending rate and (B) the Federal Funds Rate plus 0.50%, (ii) LIBOR (the London Interbank Offered Rate) or (iii) in the case of certain loans made under the revolving credit facility, the rate per annum displayed by Reuters at which Sterling is offered to Wells Fargo in the London interbank market (the "Adjusted Domestic Sterling Rate"), plus, in each case, an applicable margin. Parent will have the following initial pricing options:
Term Loan A-- Base Rate plus 1.75% or LIBOR plus 2.75%; Term Loan B--Base Rate plus 2.25% or LIBOR plus 3.25%; Term Loan C--Base Rate plus 2.50% or LIBOR plus 3.50%; Revolver--Base Rate plus 1.75%, LIBOR plus 2.75% or Adjusted Domestic Sterling Rate plus 2.75%. Effective with the receipt of financial statements for the fiscal quarter ending one year after the closing of the Senior Bank Financing, the interest rate margins will be determined based on a grid to be agreed upon by the parties. Parent has also agreed to enter into interest rate protection agreements such that the effective interest rate on at least 50% of the term loans is fixed for the lesser of three years or the repayment of the term loans.

  Parent has agreed to pay Wells Fargo's commitment and administrative fees, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for commitments of this type. The three tranches of term loans will have six, seven and eight-year terms, respectively, and the revolving credit facility will have a six-year term. Each of the term loans will require periodic mandatory amortization payments.

  Certain of Parent's domestic subsidiaries will unconditionally guarantee the obligations of Parent under the Senior Bank Financing. The indebtedness incurred under the Senior Bank Financing will be secured by a first priority lien on all existing and after-acquired personal property of Parent (including the stock of certain subsidiaries) and all after-acquired material fee interests in real property of Parent. A negative pledge will apply to all other assets of Parent, subject to agreed upon exceptions. Each guarantee of a domestic subsidiary will be secured by a first priority lien on all existing and after-acquired personal property of such subsidiary (including the stock of certain of its subsidiaries) and all after-acquired material fee interests in real property of such subsidiary. A negative pledge will apply to all other assets of such subsidiary, subject to agreed upon exceptions. From the date upon which the Senior Bank Financing closes, until the Effective Time, the indebtedness will be secured by a first priority, lien on the stock of the Purchaser and, to the extent permitted by applicable law (including margin regulations) the Shares acquired by the Purchaser in the Offer. A portion of the proceeds of the Senior Bank Financing will be loaned by Parent to the Company to repay existing indebtedness of the Company. Such loan shall be evidenced by a promissory note pledged to support the obligations of Parent under the Senior Bank Financing and will be secured by a first priority lien on all existing and after acquired personal property of the Company and certain of its domestic subsidiaries.

  The obligation of the lenders under the Senior Bank Financing to advance funds is subject to the satisfaction of certain conditions customary in agreements of this type. In addition, Parent will be subject to certain customary affirmative and negative covenants in the Senior Bank Financing, including, without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other contingent obligations, (ii) mergers and acquisitions, (iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) engaging in transactions with affiliates, (vii) capital expenditures, (viii) the making of investments and (ix) dividends and other payments with respect to equity interests. Parent also will be subject to certain financial tests.

  Wells Fargo's commitment to provide the Senior Bank Financing is conditioned upon, among other things: (1) the preparation of definitive documentation with respect to the Senior Bank Financing, (2) since October 31, 1998 in the case of Parent and since December 25, 1998 in the case of the Company, there shall have occurred no material adverse change in the business, operations, properties, assets, liabilities, financial condition or prospects of the respective company and its subsidiaries, taken as a whole, (3) the sum of earnings before interest, taxes, depreciation and amortization ("EBITDA") of Parent for the four-quarter period ending April 30, 1999, plus EBITDA of the Company for the six-month period ending March 26, 1999 multiplied by two, shall not be less than $143 million, (4) the Equity Contribution shall have been made, (5) the Bridge Notes shall have been purchased (or the Permanent Financing shall have closed), (6) the Offer shall have been consummated, (7) all governmental approvals shall have been obtained and all applicable waiting periods (including those under the HSR Act) shall have expired, (8) satisfactory evidence shall have been provided of the solvency of Parent and its subsidiaries, taken as a whole, and the Company and its subsidiaries, taken as a whole, both before and after the closing of the Senior Bank Financing and (9) the absence of any disruption or change in the financial, banking or capital markets or in the regulatory environment that in the good faith judgement of Wells Fargo could materially and adversely affect the syndication of the Senior Bank Financing.

  The Bridge Loan. Parent has received a firm commitment letter dated May 3, 1999 (the "Bridge Loan Commitment Letter") in which Morgan Stanley has agreed, subject to certain customary conditions, to purchase or arrange for the Note Purchasers to purchase up to $200 million of Bridge Notes in order to (along with funds made available from the Equity Contribution and the Senior Bank Financing) finance the acquisition of the Company, to refinance certain existing indebtedness of Parent and the Company and to pay related fees and expenses. The following is a summary of the anticipated material terms and conditions of the Bridge Notes. This summary does not purport to be a complete description of the Bridge Notes and is subject to the detailed provisions of the note purchase agreement and various related documents to be negotiated and entered into in connection with the Bridge Notes.

  The interest rate on the Bridge Notes is the higher of (i) three-month U.S. Dollar LIBOR plus 650 basis points and (ii) the highest yield on any of the 1- , 3-, 5- and 10-year direct obligations issued by the United States plus 600 basis points. Interest is to be paid quarterly in arrears. The interest rate on the Bridge Notes increases by 100 basis points if the Bridge Notes are not retired within six months of the issuance date and increases by 50 basis points at the end of each three-month period thereafter to a maximum of 17% per annum subject to a cash interest cap of 15% per annum. The Bridge Notes mature one year from the date of issuance, are unsecured and are subordinated in right of payment to the Senior Bank Financing. Parent will also pay certain fees to the Note Purchasers, reimburse certain expenses and provide certain indemnities, all of which Parent believes to be customary for commitments of this type. The Bridge Notes are subject to mandatory redemption (in whole or in part) upon completion of the Permanent Financing, upon a change-of-control of Parent, upon the completion of certain asset sales by Parent and upon the issuance of debt or equity securities by Parent.

  The obligation of the Note Purchasers to purchase the Bridge Notes is subject to the satisfaction of certain conditions customary in agreements of this type. In addition, Parent will be subject to certain customary affirmative and negative covenants including, without limitation, covenants that restrict, subject to specified exceptions, (i) the incurrence of additional indebtedness and other obligations, (ii) mergers and acquisitions,
(iii) asset sales, (iv) the granting of liens, (v) prepayment or repurchase of other indebtedness, (vi) engaging in transactions with affiliates, (vii) capital expenditures, (viii) the making of investments and (ix) dividends and other payments with respect to equity interests.

  The Note Purchasers' commitment to purchase the Bridge Notes is conditioned upon, among other things: (1) the Offer having been consummated in accordance with the terms of the Merger Agreement, (2) the Company having taken appropriate actions to make the Company's preferred stock purchase rights inapplicable to the Offer and the Merger, (3) the consummation of the Equity Contribution and the closing of the Senior Bank Financing, (4) confirmation of the solvency of Parent and its subsidiaries, taken as a whole, immediately before and after giving effect to the acquisition of the Company, (5) the satisfactory completion of definitive documentation relating to the Bridge Notes, (6) receipt of all governmental and third party consents necessary to consummate the Offer and the issuance of the Bridge Notes and the expiry or termination of all applicable waiting periods (including those required by the HSR Act), (7) the absence of any material adverse change, as determined by the Note Purchasers in their reasonable judgment, in the business, financial condition, operations, performance, properties or prospects of Parent and its subsidiaries, taken as a whole, since the end of Parent's most recent fiscal year, or of the Company and its subsidiaries, taken as a whole, since the end of the Company's third fiscal quarter; no additional facts or information shall have come to the attention of the Note Purchasers that is inconsistent with the information disclosed to them prior to May 3, 1999 that could reasonably be expected to have a material adverse effect on (a) the business, financial condition, operations, performance, properties or prospects of (i) Parent and its subsidiaries, taken as a whole, or (ii) the Company and its subsidiaries, taken as a whole, (b) the refinancing of the Bridge Notes or (c) the rights or remedies of the Note Purchasers or the ability of Parent to perform its obligations to the Note Purchasers (collectively, a "Bridge Note Material Adverse Effect"), (8) no action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental or regulatory agency or authority that could reasonably be expected to have a Bridge Note Material Adverse Effect and (9) the absence of any disruption or change in financial, banking or capital markets or in the regulatory environment that in the good faith judgement of the Note Purchasers could materially and adversely affect the sale of the Bridge Notes or the refinancing thereof.

  The Equity Contribution. Parent has entered into a securities purchase agreement, dated as of May 5, 1999 (the "RCBA Commitment"), by and between RCBA and Parent in which RCBA has agreed to make an equity investment in Parent in the amount of $100 million as of the consummation of the Offer. This commitment is subject to customary conditions including, without limitation,
(1) the absence of a condition, event or development having, or likely to have, a material adverse effect on the business, operations, properties, assets, liabilities, financial condition, or prospects of Parent and its subsidiaries, taken as a whole, (2) no suspension or limit of trading in securities generally on the NYSE, (3) Company EBITDA for the fiscal year ended March 26, 1999, before second quarter restructuring charges shall be no less than $65 million, (4) the waiting period under the HSR Act pertaining to the Equity Contribution shall have expired or been terminated, (5) the exemption of the Equity Contribution and related transactions from Section 203 of the DGCL, (6) the execution of the definitive documentation in regard to the Senior Bank Financing, (7) the concurrent issuance and sale of the Bridge Notes (or the closing of the Permanent Financing in lieu thereof) and (8) the concurrent consummation of the Offer.

  The Offer is subject to the satisfaction or waiver of the conditions to the financing commitments described above. See Section 14.

  It is anticipated that as promptly as reasonably practicable after the consummation of the Offer and the Merger, Parent will issue in a non-public offering approximately $200 million in long-term, fixed rate, unsecured, subordinated debt securities (the "Permanent Financing"), the cash proceeds of which will be used to redeem the Bridge Notes (or, if such Permanent Financing is arranged prior to the consummation of the Offer, which will be used in place of the sale of the Bridge Notes). It is anticipated that the indebtedness incurred through borrowing under the Senior Bank Financing and through the issuance of the Permanent Financing (and until replaced with the Permanent Financing, the indebtedness under the Bridge Notes) will be repaid from funds generated internally by Parent and its subsidiaries, including the Company and its subsidiaries, and from other sources that may include the proceeds of the private or public sale of debt or equity securities. No final decisions have been made concerning the method Parent will employ to repay such indebtedness. Such decisions when made will be based upon Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT

  On April 8, 1999, Martin M. Koffel, Chairman and Chief Executive Officer of Parent, contacted Arthur C. Darrow, Chairman, Chief Executive Officer and President of the Company, and requested a meeting.

  Messrs. Koffel and Darrow met on April 12 in Santa Barbara, California. At this meeting, Mr. Koffel presented Mr. Darrow with a letter containing an offer, approved by the Board of Directors of Parent (the "Parent Board"), to acquire all outstanding common stock of the Company for a price of $16.00 per share in cash. The purchase offer was subject to customary due diligence, approval of the Board of Directors of the Company (the "Company Board"), execution of a definitive agreement, certain standard regulatory filings, and stockholder approvals. The offer letter stated that financial partners working with Parent to analyze the potential transaction had confirmed that debt and equity financing would be made available to Parent to finance the purchase price and refinance the credit facilities of the combined enterprise. The offer letter requested that the Company respond as soon as possible, and in any event, no later than the close of business on April 14, 1999. Mr. Koffel told Mr. Darrow that Parent wished to proceed quickly with negotiations with the Company on an exclusive basis. Mr. Koffel told Mr. Darrow that Parent's offer was a full price offer that was intended to be preemptive, and that the offer price was not subject to negotiation. Mr. Darrow indicated to Mr. Koffel that Parent's offer appeared to present a very attractive strategic alternative to the Company and its stockholders, and that he would present it to the Company Board promptly.

  On April 14, Parent and the Company negotiated and entered into a confidentiality agreement with Parent, which provided for an exclusive negotiating period with Parent until May 7, 1999 (subject to extension until May 31 in the event that the parties were continuing to negotiate). The confidentiality agreement also contained a one-year standstill agreement by Parent.

  On April 16, 1999, representatives of Parent, Parent's legal counsel and the Parent's financial advisor, Morgan Stanley, held an organizational meeting in Los Angeles, California with representatives of the Company and its legal counsel. At this meeting, the parties discussed several proposed alternative transaction structures, including a merger, or a tender offer followed by a merger. The Company expressed a strong preference for a structure that would include a cash tender offer because it would expedite the delivery of cash to the stockholders of the Company and the expedited closing would be less disruptive to the Company's employees. Parent indicated that it was seriously considering the feasibility of the tender offer structure. The parties also discussed the proposed financing for the transaction, including both debt and equity financing. The Company indicated that, in connection with the execution of any definitive agreement, Parent must provide the Company with firm financing commitments in a form acceptable to the Company. In addition, at this meeting, representatives of Parent and its advisors commenced legal and business due diligence on the Company.

  On April 19, the parties met in San Francisco, California. At this meeting, certain members of senior management of the Company and the managers of each of the Company's key operating divisions made presentations to representatives of Parent and its financial advisors, legal counsel, bank lenders, and RCBA.

  On April 20, counsel for Parent delivered to counsel for the Company a proposed draft of a merger agreement, which proposed a cash tender offer followed by a cash merger.

  From April 21 through April 23, representatives of Parent and Parent's financial advisors met in Los Angeles with representatives of the Company. During this period, the Company continued to provide Parent with financial and legal due diligence regarding the Company.

  On April 24, counsel for the Company delivered to counsel for Parent comments on the proposed draft of the merger agreement. Comments on the draft merger agreement included, among other things, a prohibition on the Purchaser waiving the Minimum Condition, and revisions to the termination provisions, conditions to the Offer, the non-solicitation covenant, and fees and expenses payable upon termination. On April 27, counsel for Parent and counsel for the Company held a telephone call during which they negotiated and resolved a number of the comments on the draft merger agreement that had been raised by the Company and its counsel.

  On April 28, representatives of Parent and the Company met in Austin, Texas. During this meeting, the Parent's representatives toured the facilities of Radian International LLC ("Radian"), a recent acquisition by the Company, and met with certain senior officers of Radian.

  From April 29 to 30, representatives of RCBA, Wells Fargo, and Arthur Andersen & Co., RCBA's accountants, met with representatives of the Company in Los Angeles, continuing the financial, operational and legal due diligence.

  On April 30, representatives of Parent and the Company and their respective legal counsel held a telephonic conference call, at which substantially all remaining outstanding issues in the merger agreement were discussed and resolved. That evening, Parent provided the Company and its counsel with drafts of the agreement for the Equity Contribution and the commitment letters relating to the sale of the Bridge Notes and the Senior Bank Financing. On May 1 and 2, the Company and its counsel provided Parent with comments on such agreement and commitment letters, which then were finalized and executed by the financing sources on May 3.

  On May 3 and again on May 5, members of the Parent Board met to consider the final terms of the proposed transaction and its financing. The members of the Parent Board discussed the valuation and structure of the proposed transaction and its financing, and the strategic and other benefits and risks which the transaction and financing presented. Representatives of Morgan Stanley made a presentation and orally expressed to the Parent Board Morgan Stanley's opinion (subsequently confirmed in writing) that the consideration to be paid by Parent pursuant to the Merger Agreement was fair from a financial point of view to Parent.

  On May 3, an authorized officer of Parent and the Purchaser executed and delivered to the Company the Merger Agreement to be held in escrow pending consideration of the proposed transaction by the Company Board. On May 5, the Parent Board formally confirmed and ratified its earlier determination that the transaction and the related financing was in the best interests of the stockholders of Parent and (i) approved the Offer and the Merger, (ii) approved the Merger Agreement and declared its advisability, and (iii) approved and declared advisable the Equity Contribution, the commitment letters relating to the sale of the Bridge Notes and the Senior Bank Financing and all related transactions.

  Parent has been advised by the Company that on May 5, the Company Board held a special meeting to consider the final terms of the Offer, the Merger, and the Merger Agreement and that at such meeting the Board unanimously (i) approved the Offer and the Merger, (ii) approved the Merger Agreement and declared its advisability and (iii) determined to recommend that the Company's stockholders accept the Offer, tender their Shares pursuant to the Offer, and, if required, approve the Merger.

  Following the meeting of the Company Board, an authorized officer of the Company executed the Merger Agreement and delivered it to Parent. The Offer and the Merger were publicly announced after U.S. financial markets closed on May 5, 1999.

  On May 11, 1999, Parent and the Purchaser commenced the Offer.

 THE MERGER AGREEMENT

  The following is a summary of the Merger Agreement, a copy of which is incorporated by reference as an exhibit to the Tender Offer Statement on
Schedule 14D-1 (the "Schedule 14D-1") filed by the Purchaser and Parent with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

  The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the initial public announcement of the execution of the Merger Agreement. The Purchaser has commenced the Offer in accordance with the terms of the Merger Agreement.

  The Merger Agreement provides that the obligation of the Purchaser to, and of Parent to cause the Purchaser to, consummate the Offer and accept for payment, and pay for, any Shares tendered and not withdrawn pursuant to the Offer is subject only to the conditions set forth in Section 14 (the "Offer Conditions") (any of which may be waived in whole or in part by the Purchaser in its sole discretion, provided, however, that the Purchaser shall not waive the Minimum Condition without the prior written consent of the Company). The Purchaser expressly reserved in the Merger Agreement the right, subject to compliance with the Exchange Act, to modify the terms of the Offer, except that, without the express written consent of the Company, neither Parent nor the Purchaser shall (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) add to or modify the Offer Conditions, (iv) except as provided in the next paragraph, change the expiration date of the Offer, (v) change the form of consideration payable in the Offer or (vi) amend, alter, add or waive any term of the Offer in any manner adverse to the holders of the Shares.

  Notwithstanding the foregoing, if on any scheduled expiration date of the Offer, all Offer Conditions have not been satisfied or waived, the Merger Agreement provides that the Purchaser may, and at the request of the Company shall, from time to time, extend the expiration date of the Offer for up to ten additional business days, and the Purchaser may, without the consent of Company, (A) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the Commission staff applicable to the Offer and (B) extend the Offer for up to ten business days if there have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that would constitute at least 75% but less than 90% of the issued and outstanding Shares as of the date of determination. The Merger Agreement provides that subject only to the conditions set forth in
Section 14, the Purchaser shall, and Parent shall cause the Purchaser to, as soon as practicable after the expiration of the Offer, accept for payment, and pay for, all Shares validly tendered and not withdrawn that the Purchaser becomes obligated to accept for payment pursuant to the Offer.

  Directors. The Merger Agreement provides that promptly upon the acceptance for payment of, and payment for, not less than a majority of the outstanding Shares pursuant to the Offer, the Purchaser shall be entitled to designate such number of directors on the Board as will give the Purchaser, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and the Company shall, at such time, cause the Purchaser's designees to be so elected by the existing Board; provided, however, that in the event that the Purchaser's designees are elected to the Board, until the Effective Time (as defined in "--The Merger") such Board shall have at least three directors who were directors of the Company on the date of the Merger Agreement

(the "Continuing Directors") and; provided further that, in such event, if the number of Continuing Directors shall be reduced below three for any reason whatsoever, the remaining Continuing Director(s) shall designate a person to fill such vacancy who shall be deemed to be a Continuing Director for purposes of the Merger Agreement or, if no Continuing Directors then remain, the other directors of the Company on the date of the Merger Agreement shall designate three persons to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Continuing Directors for purposes of the Merger Agreement. The Merger Agreement provides that subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agreed to make such mailing with the mailing of the Schedule 14D-9 (provided that the Purchaser provides to the Company on a timely basis in writing all information required to be included in the Information Statement with respect to the Purchaser's designees). In connection with the foregoing, the Company agreed in the Merger Agreement to promptly, at the option of Parent, either increase the size of the Board or use its best efforts to obtain the resignation of such number of its current directors as is necessary to enable the Purchaser's designees to be elected or appointed to, and to constitute a majority of, the Board.

  The Merger. The Merger Agreement provides that upon the terms and subject to the conditions set forth in such agreement, and in accordance with the DGCL, the Purchaser shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Purchaser in accordance with the DGCL.

  Subject to the provisions of the Merger Agreement, as soon as practicable on or after the satisfaction or waiver of the conditions set forth in "-- Conditions to the Merger" (the "Merger Conditions"), the parties shall file
(i) a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, or (ii) in the event the Purchaser shall have acquired 90% or more of the outstanding shares of each class of capital stock of Company, file a certificate of ownership and merger (the "Certificate of Ownership") with the Secretary of State of the State of Delaware, in each case in such form as required by and executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL and other applicable law. The Merger shall become effective at such time as the Certificate of Merger or the Certificate of Ownership, as applicable, is duly filed with the Secretary of State of the State of Delaware, or at such other time specified in the Certificate of Merger or the Certificate of Ownership as the Purchaser and the Company shall agree (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

  The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and that the officers of both the Purchaser and the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. The Merger Agreement also provides that the certificate of incorporation of the Purchaser as in effect immediately prior to the Effective Time, and as amended to change the name to "Dames & Moore Group", shall be the certificate of incorporation of the Surviving Corporation, and further provides that the By-laws of the Purchaser as in effect immediately prior to the Effective Time will be the By-laws of the Surviving Corporation.

  Conversion Of Securities. The Merger Agreement provides that as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Shares or any shares of capital stock of the Purchaser:

  (i) Each issued and outstanding share of capital stock of the Purchaser shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation;

  (ii) Each Share that is owned by the Company and each Share that is owned by Parent or the Purchaser shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor. Each Share that is owned by any direct or indirect wholly-owned subsidiary of Parent (other than the Purchaser) or of the Company shall remain outstanding without change; and

  (iii) Subject to the rights of stockholders ("Dissenting Stockholders") who properly exercise their right of appraisal under the DGCL in regard to their Shares ("Dissenting Shares"), each issued and outstanding Share (other than Shares to be canceled or to remain outstanding in accordance with clause (ii) above, and other than Dissenting Shares) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, $16.00 per Share (the "Merger Consideration"). The Merger Agreement provides that as of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

  Stock Options. The Merger Agreement provides that as soon as practicable following the date of the Merger Agreement but in no event later than the consummation of the Offer, the Company (or, if appropriate, the Board or any committee administering the Stock Option Plans (as defined below)) shall take actions (which, in the case of the Company's 1995 Stock Option Plan for Non-Employee Directors, shall be to make reasonable efforts to obtain the consent of the option holders thereunder to permit actions) such that (including by adopting resolutions or taking any other actions) each outstanding option to purchase Shares (a "Company Stock Option") heretofore granted under any stock option, stock appreciation rights or stock purchase plan, program or arrangement of the Company (collectively, the "Stock Option Plans") that is outstanding immediately prior to the consummation of the Offer, whether or not then exercisable, shall be canceled immediately prior to the Effective Time in exchange for an amount in cash, payable at the time of such cancellation, equal to the product of (i) the number of Shares subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Offer Price over the per Share exercise price of such Company Stock Option. The Merger Agreement provides that the Company (or, if appropriate, the Board or any committee administering the Stock Option Plans) shall take actions such that immediately prior to the Effective Time the outstanding Company Stock Options are canceled as set forth above. The Merger Agreement provides that the Company shall not make, or agree to make, any payment of any kind to any holder of a Company Stock Option (except for the payment described above) without the consent of Parent.

  Subject to the prior paragraph, the Merger Agreement requires that all Stock Option Plans shall terminate as of the Effective Time and the provisions in any other Company benefit plan providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company shall be deleted as of the Effective Time. The Company agreed in the Merger Agreement to use its reasonable best efforts to ensure that following the Effective Time, no holder of a Company Stock Option or any participant in any Stock Option Plan shall have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

  The Company agreed in the Merger Agreement to take all actions necessary to provide for the cancellation of all outstanding grants of Shares that are subject to a vesting requirement (the "Company Restricted Stock") immediately prior to the Effective Time in exchange for a per share cash payment equal to the Merger Consideration; provided that the Company shall have the right to waive any such vesting requirement and accelerate the vesting of any shares of Company Restricted Stock.

  Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including the following representations by the Company: organization and authority, subsidiaries, capital structure, authorization, no conflicts, consents, Commission filings, financial statements, supplied information, absence of certain changes or events, compliance with laws, litigation, taxes, absence of changes in benefit plans, ERISA compliance, excess parachute payments, insurance, environmental matters, contracts, real and leased real property, intellectual property, stockholder votes, approvals, brokers, opinion of financial advisor, Year 2000 compliance, the Company rights agreement and certain business practices; and the following representation and warranties of Parent and the Purchaser: organization, authority, consents, approvals, no violations, information supplied, interim operations of the Purchaser, brokers, financing and solvency. The representations and warranties of the Company do not survive the consummation of the Offer.

  Conduct of Business. Under the Merger Agreement, the Company has covenanted and agreed that, during the period from May 5, 1999 to the Effective Time or termination of the Merger Agreement, except as otherwise contemplated by the Merger Agreement or to the extent that Parent shall otherwise consent in writing, the Company shall, and shall cause each of its subsidiaries to, carry on its business in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, use reasonable efforts to preserve, in all material respects, intact its business organization, keep available the services of its officers and employees, in all material respects, and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having significant business dealings with it. The Merger Agreement provides that without limiting the generality of the foregoing, during the period from May 5, 1999 to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to (except as expressly permitted by the Merger Agreement or as set forth in certain schedules thereto or to the extent that Parent shall otherwise consent in writing):

  (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (2) contractually required distributions to partners in joint ventures, and (3) earn-out payments in connection with acquisitions consummated prior to May 5, 1999 as set forth in certain disclosure schedules to the Merger Agreement, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

  (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on May 5, 1999 in accordance with their then present terms);

  (iii) amend the certificate of incorporation of the Company or its By-laws or other comparable charter or organizational documents;

  (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) except as set forth on certain disclosure schedules of the Merger Agreement, any assets that are material, individually or in the aggregate, to the Company, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

  (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except sales of inventory or sales or licenses of immaterial assets, in each case in the ordinary course of business consistent with past practice and except for sales of assets for consideration that does not exceed, individually or in the aggregate, $1,000,000;

  (vi) (A) incur or suffer to exist any new indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (B) make any loans, advances (other than to employees of the Company in the ordinary course of business) or capital contributions to, or investments in, any other person, except as permitted by certain schedules to the Merger Agreement;

  (vii) except as set forth on certain disclosure schedules to the Merger Agreement, make or agree to make any capital expenditure or expenditures with respect to property, plant or equipment except in the ordinary course of business and except for any capital expenditure that, individually, is in excess of

      $200,000 or, in the aggregate for the Company and such subsidiaries with respect to all capital expenditures after May 5, 1999, are in excess of $1,500,000;

  (viii) make any material tax election or settle or compromise any material income tax liability or make any change in accounting methods, principles or practices;

  (ix) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), (other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the periodic filings with the Commission required under the Exchange Act or incurred thereafter in the ordinary course of business consistent with past practice and other than settlements or compromises of claims, liabilities or obligations not involving any obligation of the Company other than the payment of money where the amount paid or to be paid in settlement or compromise does not exceed $500,000, provided that the aggregate amount paid in connection with the settlement or compromise of all such matters shall not exceed $1,000,000), or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party;

  (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which the Company or any of its subsidiaries is a party, or waive, release or assign any material rights or claims;

  (xi) enter into any material contracts or agreements relating to the distribution, sale or marketing by third parties of the services or products of, or the services or products licensed by, the Company or any of its subsidiaries;

  (xii) except as required to comply with applicable law or agreements, plans or arrangements existing on May 5, 1999 or as set forth in certain schedules to the Merger Agreement, (A) adopt, enter into, terminate or amend any employment agreement or Company benefit plan or other arrangement for the benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or key employee except with respect to new hires and promotions, in the ordinary course of business, consistent with past practice, (C) pay any benefit not provided for under any Company benefit plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company benefit plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company benefit plans or agreement or awards made thereunder), or
        (E) take any action other than in the ordinary course of business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company benefit plan;

  (xiii) obligate itself to pay fees and expenses for the services of Prudential Securities in regard to its services to the Company in connection with the transactions contemplated in the Merger Agreement in excess of the amounts set forth in certain disclosure schedules to the Merger Agreement; or

  (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

  Prospectus/Proxy Statement; Registration Statement; Stockholders
Meetings. (a) The Merger Agreement provides that if the Company is required to obtain approval from its stockholders of the Merger under applicable law ("Company Stockholder Approval"), the Company will, as soon as practicable following the acceptance for payment of, and payment for, Shares by the Purchaser pursuant to and subject to the Offer Conditions, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of obtaining Company Stockholder Approval. The Company agreed in the Merger Agreement that it will, through its Board, recommend to its stockholders that Company Stockholder Approval be given. The Merger Agreement provides that notwithstanding the foregoing, if the Purchaser or any other subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at the request of Parent, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a stockholders meeting in accordance with Section 253 of the DGCL.

  (b) The Merger Agreement provides that if Company Stockholder Approval is required by law, the Company will, at Parent's request, as soon as practicable following the expiration of the Offer, prepare and file a preliminary Proxy Statement with the Commission and will use its best efforts to respond to any comments of the Commission or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff. The Company has agreed in the Merger Agreement that it will notify Parent promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholders Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company will promptly prepare and mail to its stockholders and file with the Commission such an amendment or supplement.

  (c) Parent has agreed in the Merger Agreement to cause all Shares purchased pursuant to the Offer and all other Shares owned by Parent or any subsidiary of Parent to be voted in favor of Company Stockholder Approval.

  No Solicitation. (a) The Merger Agreement provides that the Company shall not, and shall not authorize or permit any of its subsidiaries or any of its or their officers, directors or employees to, and shall use its reasonable efforts to cause any investment banker, financial advisor, attorney, accountant or other representative of the Company or of any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action to facilitate (including any action intended to neutralize the rights plan of the Company with respect to), any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that prior to the acceptance for payment of the Minimum Shares (as defined in Section 14) pursuant to the Offer, the Company may, if it is determined in good faith by the Board after consultation with its legal and financial advisors, in response to a Takeover Proposal from any person that was not solicited by the Company and did not otherwise result from a breach of the obligations described in this paragraph, that such Takeover Proposal is likely to result in the acquisition of more than 50% of the outstanding Shares or of the assets of the Company and its subsidiaries, taken as a whole and provide greater value to the Company's stockholders than the transactions provided for in the Merger Agreement (a "Superior Proposal"), (x) furnish information with respect to the Company to such person pursuant to a customary confidentiality agreement, and (y) participate in discussions or negotiations with such person regarding any Takeover Proposal.

  For purposes of the Merger Agreement, "Takeover Proposal" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 20% or more of the assets of the Company and its subsidiaries, taken as a whole, or 20% or more of any class of outstanding equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 20% or more of any class of equity securities of the Company or any of its subsidiaries or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement.

  (b) The Merger Agreement provides that neither the Board nor any committee thereof shall (i) withdraw or modify, in a manner adverse to Parent, the approval or recommendation by such Board or such committee of the Offer, of the Merger Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (an "Acquisition Agreement") with respect to any Takeover Proposal (other than a confidentiality agreement referred to in paragraph (a) above); provided, however, that prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, the Board is permitted to terminate the Merger Agreement if the Board determines in good faith (based on the advice of the Company's financial advisor that a Takeover Proposal was a Superior Proposal and the advice of the Company's counsel) that failure to terminate the Merger Agreement would constitute a breach of the Board's fiduciary duties under applicable law (provided that substantially concurrently with such termination the Company enters into a definitive agreement containing the terms of the Superior Proposal, and provided further that any termination pursuant to this paragraph shall not be effective unless the Company shall have fully complied with the provision set forth in "--Fees and Expenses").

  (c) In addition to the obligations of the Company set forth in paragraphs
(a) and (b) above, the Merger Agreement provides that the Company shall immediately (and in any event within 24 hours) advise Parent orally and in writing of any Takeover Proposal, any request for information concerning the Company or its subsidiaries in relation to or any inquiry regarding the making of a Takeover Proposal, the material terms and conditions of such Takeover Proposal, request for information or inquiry and the identity of the person making such Takeover Proposal, request for information or inquiry. The Company agreed in the Merger Agreement that it will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such Takeover Proposal, request for information or inquiry.

  The Merger Agreement provides that nothing contained in "--No Solicitation" shall prohibit the Company from taking or disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act if, in the good faith judgment of the Board, after consultation with outside counsel, such actions are required under applicable law.

  Solvency Matters. The Merger Agreement provides that Parent and the Company will jointly agree to retain a mutually satisfactory appraisal firm (the "Appraiser") to provide a letter to the Board and the Board of Directors of the Parent (the "Solvency Letter") to the effect that the financing to be provided to Parent to effect the Offer and the Merger and the other transactions contemplated in the Merger Agreement (See Section 9) will not cause (i) the fair salable value of the Surviving Corporation's assets to be less than the total amount of its existing liabilities, (ii) the fair salable value of the assets of the Surviving Corporation to be less than the amount that will be required to pay its probable liabilities on its existing debts as they mature, (iii) the Surviving Corporation not to be able to pay its existing debts as they mature or (iv) the Surviving Corporation to have an unreasonably small capital with which to engage in its business.

  The Merger Agreement further provides that the Appraiser will be requested to deliver a Solvency Letter as promptly as practicable. If the Appraiser is unable to deliver the Solvency Letter or the Solvency Letter is not reasonably acceptable to the Board, Parent and the Purchaser covenanted and agreed in the Merger Agreement that, notwithstanding anything to the contrary in the Merger Agreement, the Purchaser will not accept for payment, or pay for, Shares pursuant to the Offer.

  Company Benefit Plans. Until October 31, 1999, Parent shall cause the Surviving Corporation to continue to provide to employees of the Company and its subsidiaries (excluding employees covered by collective bargaining agreements), as a whole, Employee Benefits (as defined below) which, in the aggregate, are not materially less favorable to such employees than the Employee Benefits provided to such employees as of the date of the Merger Agreement. For all Employee Benefits (including, without limitation, Employee Plans (as defined below) and other programs of Parent and its affiliates after the Effective Time), Parent will, to the extent permitted under the relevant Employee Plan, cause all service with the Company or any of its subsidiaries prior to the Effective Time of employees (excluding employees covered by collective bargaining agreements) to be treated as service with Parent and its affiliates for eligibility, vesting and benefit accrual purposes to the same extent that such service is taken into account by the Company and its subsidiaries as of the date of the Merger Agreement, except to the extent such treatment will result in duplication of benefits. From and after the Effective Time, Parent shall, to the extent permitted under the relevant Employee Plan,
(i) cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such limitations or waiting periods did not apply to the employees of the Company under the Employee Plans in existence as of the date of the Merger Agreement) under any group health plans of Parent or any of its subsidiaries to be waived with respect to employees of the Company and their eligible dependents and
(ii) give each employee of the Company credit for the plan year in which the Effective Time occurs toward applicable deductions and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later date on which participation commences) during the applicable plan year. "Employee Benefits" shall mean benefits provided under any of the following "Employee Plans": medical, health, dental, life insurance, long-term disability, severance, pension, retirement or savings plan, policy or arrangement, including those such plans for which coverage is generally limited to officers or a select group of highly compensated employees of the Company or any of its subsidiaries. Nothing herein shall require the continued employment of any person or prevent the Company and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company could take or refrain from taking prior to or after the Effective Time, including, without limitation, any action the Company or the Surviving Corporation could take to terminate, or change or reduce the benefits available under, any plan under its terms as in effect as of the date of the Merger Agreement.

  Indemnification. (a) In the Merger Agreement, Parent agreed that all rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Effective Time (including with respect to the transactions contemplated by the Merger Agreement) existing as of May 5, 1999 or at the Effective Time in favor of the then current or former directors or officers of the Company as provided in the Company's certificate of incorporation, the Company's By-laws or any indemnification agreements (each as in effect on May 5, 1999) shall be assumed by the Surviving Corporation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms; provided, however, that if any claims are asserted or made during the continuance of such terms, all rights to indemnification (and to advancement of expenses) under the Merger Agreement in respect of any such claims shall continue, without diminution, until disposition of any and all such claims.

  (b) The Merger Agreement provides that in the event that Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall expressly assume the obligations set forth under "-- Indemnification". In the event the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions, Parent has agreed in the Merger Agreement that it will either guarantee the indemnification obligations referred to in paragraph (a) above or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such indemnification obligations will not be diminished in any material respect.

  (c) The Merger Agreement provides that the Surviving Corporation shall (i) maintain for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance"), for all persons who are directors or officers of the Company on May 5, 1999 (the "Insured Parties") or (ii) cause to be provided coverage no less advantageous to the Insured Parties than the D&O Insurance, in each case so long as the annual premium therefor would not be in excess of 125% of the last annual premium paid for the D&O Insurance prior to the date of this Agreement (such 125% amount, the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or canceled during such six-year period, the Merger Agreement provides that the Surviving Corporation will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium.

  Conditions to the Merger. The Merger Agreement provides that the respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver prior to the closing date of the Merger (the "Closing Date") of the following conditions (i) if required by applicable law, Company Stockholder Approval shall have been obtained, (ii) no statute, rule, decision, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other governmental entity preventing the consummation of the Merger shall be in effect; provided, however, that the party seeking to invoke such condition shall have performed its obligations under the Merger Agreement to cooperate and use reasonable efforts to consummate the transactions contemplated by the Merger Agreement, (iii) the Purchaser shall have (A) commenced the Offer and (B) purchased, pursuant to the terms and conditions of such Offer, all Shares duly tendered and not withdrawn; provided, however, that neither Parent nor the Purchaser shall be entitled to rely on the condition in clause (B) above if either of them shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

  The Merger Agreement also provides that the obligation of the Purchaser and Parent to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the condition that the Company has performed in all material respects its obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time.

  The Merger Agreement further provides that the obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Closing Date of the conditions that Parent and the Purchaser have performed in all material respects each of their respective obligations under the Merger Agreement required to be performed by it at or prior to the Effective Time.

  Termination. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the terms of it by the stockholders of the Company:

  (a) By mutual written consent of Parent and the Company.

  (b) By either Parent or the Company:

    (i) if the Offer terminates or expires on account of the failure of any condition specified in Section 14 without the Purchaser having purchased any Shares thereunder; provided, however, that the right to terminate the Merger Agreement pursuant to this paragraph (b)(i) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of any Offer Condition;

    (ii) if any Governmental Entity (as defined in Section 14) shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate the Merger pursuant to this paragraph (b)(ii) shall have performed its obligations to cooperate and use reasonable efforts to consummate the transactions contemplated by the Merger Agreement; or

    (iii) if the Offer Conditions shall have not been satisfied or waived on or before September 30, 1999, or if the Effective Time shall not have occurred on or before November 30, 1999, provided that the right to terminate the Merger Agreement pursuant to this paragraph (b)(iii) shall not be available to any party whose failure to perform any of its obligations under the Merger Agreement results in the failure of the Effective Time to occur.

  (c) By Parent or the Purchaser, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement that (i) would give rise to the failure of a condition set forth in paragraph (c) or (d) of Section 14 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company.

  (d) By the Company, if the Purchaser or Parent shall have (A) failed to commence the Offer within five business days of the public announcement by Parent and the Company of the execution of the Merger Agreement, (B) failed to pay for Shares pursuant to the Offer in accordance with the Merger Agreement or (C) breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform in respect of clause (C) is incapable of being cured or has not been cured within 20 days after the giving of written notice to Parent or the Purchaser, as applicable, except, in any case under clause (C), such breaches and failures which individually or in the aggregate are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger subject to the terms and conditions of this Agreement.

  (e) By the Company, in accordance with the terms of described in "--No Solicitation", provided that any termination pursuant to this paragraph
      (e) shall not be effective unless the Company shall have complied with the provisions described in "--Fees and Expenses".

  (f) By Parent or the Purchaser, if the Board or any committee thereof shall
      (i) withdraw or modify, in any manner adverse to Parent or the Purchaser, the approval or recommendation by such Board or such committee of the Offer, the Merger Agreement, or the Merger, (ii) approve or recommend any Takeover Proposal, or (iii) cause the Company to enter into any Acquisition Agreement with respect to any Takeover Proposal.

  In the event of a termination of this Agreement by either the Company or Parent as provided under "--Termination", the Merger Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Purchaser or the Company or their respective officers or directors, except (A) that Parent and the Purchaser will, upon request, promptly deliver to the Company any stockholder lists or labels obtained in connection with the Offer or the Merger, (B) that Parent and the Purchaser will keep in confidence all information received from the Company or its subsidiaries in confidence according to the terms of the confidentiality agreement dated April 14, 1999 between the Company and Parent, (C) that each party will, subject to its obligations as described in "--Fees and Expenses" pay all fees and expenses incurred by such party in connection with the Offer, the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, (D) for the terms of this paragraph, (E) for the obligations of the parties set forth in "--Fees and Expenses" and (F) for certain miscellaneous provisions as set out in Article X of the Merger Agreement; provided, however, that nothing in this paragraph shall relieve any party for liability for any willful and intentional breach of any provision of the Merger Agreement.

  Fees and Expenses. (a) The Merger Agreement provides that in addition to any other amounts that may be payable or become payable pursuant to any provision of the Merger Agreement, if the Merger Agreement is terminated pursuant to paragraph (c) under "--Termination", then the Company shall promptly reimburse Parent for all expenses and costs incurred by Parent in connection with the transactions contemplated by the Merger Agreement up to a maximum of $2.5 million; provided further, that if the Merger Agreement shall have been terminated pursuant to paragraph (c) under "--Termination" as the result of a willful and intentional breach by the Company of any representation, warranty, covenant or other agreement contained in the Merger Agreement that (i) would give rise to the failure of a condition set forth in paragraph (c) or (d) of
Section 14 and (ii) cannot be or has not been cured within 20 days after the giving of written notice to the Company, then the Company shall promptly reimburse Parent for all expenses and costs incurred by Parent in connection with the transactions contemplated by the Merger Agreement in an additional amount up to a maximum of $2.0 million (for an aggregate of $4.5 million). Parent shall provide the Company with notice of the relevant amounts and include copies of any related bill or receipts.

  (b) The Merger Agreement further provides that in addition to any other amounts that may be payable or become payable pursuant to any provision of the Merger Agreement, if the Merger Agreement is terminated pursuant to paragraph
(d) under "--Termination"), then Parent shall promptly reimburse the Company for all expenses and costs incurred by the Company in connection with the transactions contemplated by the Merger Agreement up to a maximum of $2.5 million. The Company shall provide Parent with notice of the relevant amounts and include copies of any related bill or receipts.

  (c) The Merger Agreement provides that the Company shall pay to Parent the Termination Fee (as defined below) if (i) the Merger Agreement is terminated pursuant to the provisions set forth in "--No Solicitation", or pursuant to paragraphs (e) or (f) under "--Termination"; or (ii)(A) any person makes a Takeover Proposal at any time on or after May 5, 1999 and prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, (B) thereafter the Merger Agreement is terminated pursuant to either paragraph (c) or (b)(i) under "--Termination" (due, in the case of paragraph (b)(i), solely to a failure of the Minimum Condition), and (C) within 12 months of such termination the Company enters into an agreement (other than a customary confidentiality agreement) with respect to, or consummates, a Takeover Proposal.

  The term "Termination Fee" shall mean $15 million less the aggregate amount of any expense reimbursements paid or payable under paragraph (a) above. The Termination Fee shall be liquidated damages and not a penalty. The parties agreed in the Merger Agreement that such amount is a reasonable estimate of the costs and expenses that would be incurred and the value of services consumed by and on behalf of Parent and the Purchaser if the transactions contemplated thereunder were not to go forward as a result of such a termination.

  Extension; Waiver. Except as set forth under "--Procedure for Termination, Amendment, Extension or Waiver", the Merger Agreement provides that at any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement,
(ii) waive any inaccuracies in the representations and warranties of the other parties to the Merger Agreement contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) except as set forth in "-- Amendment", waive compliance with any of the agreements or conditions of the other parties to the Merger Agreement contained in the Merger Agreement. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise shall not constitute a waiver of those rights.

  Amendment. Except as set forth under "--Procedure for Termination, Amendment, Extension or Waiver", the Merger Agreement provides that it may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after obtaining Company Stockholder Approval (if required by law), but, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without obtaining such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

  Procedure for Termination, Amendment, Extension or Waiver. The Merger Agreement provides that a termination of the Merger Agreement pursuant to "-- Termination", an amendment of the Merger Agreement pursuant to "--Amendment" or an extension or waiver pursuant to "--Extension; Waiver" shall, in order to be effective, require in the case of Parent, the Purchaser or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors; provided, however, that in the event that the Purchaser's designees are appointed or elected to the Board as provided in "--Directors", after the acceptance for payment and payment of Shares pursuant to and subject to the Offer Conditions of the Offer and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required by the Company to (i) amend or terminate the Merger Agreement by the Company,
(ii) exercise or waive any of the Company's rights or remedies under the Merger Agreement, (iii) extend the time for performance of Parent's and the Purchaser's respective obligations under the Merger Agreement or (iv) take any action to amend or otherwise modify the Company's certificate of incorporation or the Company's By-laws.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER

  Purpose of the Offer. The purpose of the Offer is for Parent to acquire control of, and the entire equity interest in, the Company. Following the Offer, the Purchaser and Parent intend to acquire any remaining equity interest in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Company will be a wholly owned subsidiary of Parent. The Offer is being made pursuant to the Merger Agreement.

  The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved and found advisable by the Board and by the holders of the Company's outstanding voting securities. The Board has approved the Offer and the Merger; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by the Company's stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser) is required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company.

  In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders, if necessary, as soon as practicable after the consummation of the Offer for the purpose of considering and voting upon the Merger Agreement and the transactions contemplated thereby. Parent and the Purchaser have agreed that all Shares owned by them and their subsidiaries will be voted in favor of the Merger Agreement and the transactions contemplated thereby.

  Promptly upon the Purchaser's acceptance for payment of Shares purchased pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate a majority of the directors of the Board. See Section
10. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

  Dissenters' Rights. Holders of Shares do not have dissenters' rights as a result of the Offer. However, if the Merger is consummated, holders of Shares may have rights pursuant to the provisions of Section 262 of the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. If the statutory procedures were complied with, such rights could lead to a judicial determination of the fair value required to be paid in cash to such dissenting holders for their Dissenting Shares. Any such judicial determination of the fair value of the Dissenting Shares could be based upon considerations other than, or in addition to, the Offer Price, the market value of the Dissenting Shares, including asset values, and the investment value of the Dissenting Shares. The value so determined could be greater or lower than the Offer Price.

  If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his, her or its right to appraisal, as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the consideration payable in the Merger in accordance with the Merger Agreement. A stockholder may withdraw his, her or its demand for appraisal by delivery to Parent of a written withdrawal of his, her or its demand for appraisal and acceptance of the terms of the Merger.

  A stockholder seeking to exercise dissenters' rights under Section 262 of the DGCL may not tender his, her or its Shares in the Offer and will be further advised by the Company as to the steps necessary to exercise such rights. FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

  Going Private Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. However, Rule 13e-3 will not be applicable to the Merger or any such other business combination if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the value of the consideration paid per Share in the Merger or other business combination (measured at the time of consummation of the Merger) is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. Parent has no current plans related to any change in the management of the Company. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to combining the complementary technical and geographic strengths of the Company and Parent.

  Except as indicated in this Offer to Purchase, Parent does not have any present plans or proposals that relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the Company's capitalization or any other material change in the Company's corporate structure or business. However, Parent does not expect to maintain Company's current dividend policy.

12.DIVIDENDS AND DISTRIBUTIONS

  The Merger Agreement provides that the Company may not, between the date of the Merger Agreement and the effective date of the Merger, without the prior written consent of Parent, (a) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on May 5, 1999 in accordance with their then present terms); or (b) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (A) dividends and distributions by a direct or indirect wholly-owned subsidiary of the Company to its parent, (B) contractually required distributions to partners in joint ventures, and (C) earn-out payments in connection with acquisitions consummated prior to the date of the Merger Agreement as set forth certain disclosure schedules to the Merger Agreement, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities. See Section 10.

13. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES, EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION

  The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of total stockholders is less than 400, or less than 1,200 and average monthly trading volume (for most recent twelve months) is less than 100,000 shares; the number of publicly held Shares (exclusive of holdings of officers, directors and their immediate families and other concentrated holdings of ten percent or more ("NYSE Excluded Holdings")) should fall below 600,000; or the aggregate market value of publicly held Shares (exclusive of

NYSE Excluded Holdings) should fall below $8,000,000. If as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

  If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("Nasdaq") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

  The Shares are currently "margin securities," as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

  The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of their Shares pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE or Nasdaq reporting. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

14.CERTAIN CONDITIONS OF THE OFFER

Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless: (i) the number of Shares tendered and not withdrawn shall equal more than 50% (the "Minimum Shares") of the Fully Diluted Shares (defined below) (the "Minimum Condition") prior to the date which is 20 business days following the commencement of the Offer in accordance with the terms of the Merger Agreement or such later date as the Offer may be extended by an amendment to the Merger Agreement in accordance with the provisions described in Section 10 "--The Merger Agreement-- Amendment" or as described in Section 1; (ii) any waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer shall have expired or been terminated; and (iii) the Funding Conditions (as defined below) shall have been satisfied or waived. "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. "Funding Conditions" means the conditions expressly specified in the

RCBA Commitment, the Bridge Loan Commitment Letter and the Senior Bank Financing Commitment Letter. The Merger Agreement also provides that, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer, subject to the terms and conditions of the Merger Agreement and the Purchaser's obligation to extend the Offer as described in Section 1, if, at any time on or after the date of the Merger Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists:

  (a) a Governmental Entity (as defined below) shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the acquisition of Shares by the Purchaser illegal or prohibits or imposes material limitations on the ability of the Purchaser to acquire Shares or otherwise prohibiting (directly or indirectly) consummation of the transactions contemplated by the Merger Agreement or prohibits or imposes material limitations on the ability of Parent to own or operate all or a material portion of the Company's and its subsidiaries' businesses or assets, taken as a whole, subject to Parent's and the Purchaser's obligations to extend the Offer as described in Section 1, their obligations under the Merger Agreement to use reasonable efforts to consummate the Offer and Parent's agreement not to terminate the Offer as long as any such injunction or order has not become final and non-appealable;

  (b) there shall have occurred any Material Adverse Change (as defined below) with respect to the Company;

  (c) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case at the date of the Merger Agreement and at the scheduled or extended expiration of the Offer (unless a representation speaks as of an earlier date, in which case it shall be deemed to have been made as of such earlier date), which breaches have not been cured within ten business days after the giving of written notice to the Company;

  (d) the Company shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or material covenant of the Company to be performed or complied with by it under the Merger Agreement, which breaches have not been cured within ten business days after the giving of written notice to the Company; or

  (e) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the reasonable judgment of Parent or the Purchaser in any such case, and regardless of the circumstances (including any action or omission by Parent or the Purchaser) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payments therefor. For the purposes of the Merger Agreement, "Governmental Entity" means any Federal, state, local or foreign government or any court, administrative agency, tribunal or commission or other governmental authority or instrumentality, domestic, foreign or international; and "Material Adverse Change" means any change which is reasonably likely to have any effect that is materially adverse to the business, financial condition or results of operations of such person and its subsidiaries, taken as a whole, or would prevent or materially impede with, hinder or delay the consummation of the Offer, the Merger or any other transaction contemplated in the Merger Agreement.

  The foregoing conditions in paragraphs (a) through (e) are for the sole benefit of the Purchaser and Parent and may, subject to the terms of the Merger Agreement and except for the Minimum Condition, be waived by the Purchaser and Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

15.CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS

  General. Based upon its examination of publicly available information with respect to the Company, the review of certain information furnished by the Company to Parent and discussions of representatives of Parent with representatives of the Company during Parent's investigation of the Company (see Section 10), neither the Purchaser nor Parent is aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or Parent or that certain parts of the businesses of the Company, the Purchaser or Parent might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Purchaser's obligation under the Offer to accept for payment, and pay for, Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15. See
Section 14.

  State Takeover Laws. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. The Board has approved the Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and the Merger and, therefore, Section 203 of the DGCL is inapplicable to the Merger.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In Edgar v. Mite Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, that, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a Federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a federal district court in Florida held in Grand Metropolitan plc v. Butterworth that the provisions of the Florida Affiliated Transactions Act and Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

  The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not attempted to comply with any such laws. Should any person seek to apply any state takeover law, the Purchaser reserves the right to challenge the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings or otherwise, and nothing contained in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws applies to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered. See Section 14.

  Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by the Purchaser pursuant to the Offer is subject to such requirements. See Section 2.

  Pursuant to the HSR Act, Parent filed Premerger Notification and Report Forms (the "HSR Reports") with the Antitrust Division and the FTC in connection with the purchase of Shares pursuant to the Offer (the "Tender Filing") and in connection with the Equity Contribution (the "Equity Contribution Filing"). Both HSR Reports were filed on May 7, 1999. Under the provisions of the HSR Act applicable to the Offer, Parent may not consummate the purchase of Shares pursuant to the Offer until the expiration or early termination of a 15-calendar day waiting period following the Tender Filing and may not consummate the Equity Contribution until the expiration or early termination of a 30-calendar day waiting period following the Equity Contribution Filing. Pursuant to the HSR Act, Parent requested early termination of the waiting period applicable to the Tender Filing and the Equity Contribution Filing. There can be no assurance, however, that either the 15-day HSR Act waiting period in connection with the Tender Filing or the 30-day HSR Act waiting period in connection with the Equity Contribution Filing will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent with respect to the Tender Filing, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with or unless the waiting period is sooner terminated by the FTC and the Antitrust Division. The HSR Act and the rules promulgated thereunder authorize only one extension of each statutory waiting period pursuant to a request for additional information, except by court order. Any extension of the waiting periods will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting periods applicable under the HSR Act to each of the Offer and the Equity Contribution expire or be terminated. See Section 2 and Section 14.

  The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer and the acquisition comprising the Equity Contribution. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser or the consummation of the Equity Contribution, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, seeking to enjoin the Equity Contribution or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Parent relating to the businesses in which RBCA, Parent, the Company and their respective subsidiaries are engaged, Parent and the Purchaser believe that neither the Offer nor the Equity Contribution will violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or the Equity Contribution on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See
Section 14 for certain conditions to the Offer, including conditions with respect to litigation.

16.FEES AND EXPENSES

  Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  Morgan Stanley, financial advisor to Parent in connection with the acquisition of the Company, is acting as Dealer Manager for the Offer. No fee is payable to Morgan Stanley for acting as Dealer Manager, as such, but Parent has agreed to pay Morgan Stanley for its financial advisory services rendered to Parent in connection with the acquisition: (i) a fee of $1.25 million, payable upon public announcement of the execution of the Merger Agreement and upon delivery of the fairness opinion described in Section 10 and (ii) if the acquisition is completed, a fee of approximately $6 million, against which the previous fee will be credited. Parent has also agreed to reimburse Morgan Stanley for expenses incurred by it, including the fees of outside counsel, and to indemnify Morgan Stanley against certain liabilities and expenses in connection with its engagement as financial advisor and Dealer Manager, including certain liabilities under the federal securities laws.

  The Purchaser and Parent have retained D.F. King & Co., Inc., as the Information Agent, and ChaseMellon Shareholder Services, L.L.C., as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

  The Information Agent and the Depositary will receive reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for their reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

17.MISCELLANEOUS

  The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Parent and the Purchaser have filed with the Commission the
Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 "-- Available Information" (except that they will not be available at the regional offices of the Commission).


                                          Demeter Acquisition Corporation

May 11, 1999

  FACSIMILES OF THE LETTER OF TRANSMITTAL WILL BE ACCEPTED. THE LETTER OF TRANSMITTAL AND CERTIFICATES EVIDENCING SHARES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH STOCKHOLDER OR HIS, HER OR ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITORY AT ITS ADDRESS SET FORTH ON THE LAST PAGE OF THIS OFFER TO PURCHASE.

                                                                     SCHEDULE I

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                             PARENT AND PURCHASER

   1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments during the last five years, of each director and executive officer of Parent. Unless otherwise indicated, the current business address of each person is 100 California Street, Suite 500, San Francisco, CA 94111. Each such person is a citizen of the United States of America and, unless otherwise indicated, has held his or her present position as set forth below for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

DIRECTORS

                                        POSITION WITH PARENT; PRINCIPAL OCCUPATION OR EMPLOYMENT;
 NAME AND BUSINESS ADDRESS              5-YEAR EMPLOYMENT  HISTORY
 -------------------------              ---------------------------------------------------------
 Richard C. Blum....................... Chairman and President, Richard C. Blum &
  909 Montgomery Street, Suite 400      Associates, Inc., the sole general partner of
  San Francisco, CA 94133               Richard C. Blum & Associates, L.P., a merchant
                                        banking and equity investment management firm;
                                        Vice Chairman of the Board of Directors and
                                        financial consultant to Parent; Director of
                                        Northwest Airlines Corporation since 1989;
                                        Director of Shaklee Corporation since 1990;
                                        Director of CB Richard Ellis since 1993; Co-
                                        Chairman of Newbridge Capital since 1997; Director
                                        of Glenborough Realty Trust, Inc. since 1998;
                                        Director of Playtex Products, Inc. since 1998.
 Armen Der Marderosian................. Executive Vice President, Technology and Systems
  77 "A" Street                         since 1988 and Senior Vice President, Technology
  Needham, MA 02494                     and Systems from 1995 to 1997, of GTE Corporation;
                                        Executive Vice President and General Manager, 1993
                                        to 1995, GTE Government Systems Corporation.
 Admiral S. Robert Foley, Jr........... Senior Advisor to Raytheon Corporation since 1998;
  USN (Ret.)                            Vice President of Raytheon International, Inc. and
                                        President of Raytheon Japan from 1995 to 1998;
                                        Director of Frequency Electronics since 1999;
                                        Director of RSI Inc. since 1998; Director of SAGE
                                        Laboratories since 1998; Director of Filtronics
                                        Solid State since 1998.
 Robert D. Glynn, Jr................... Chairman of the Board since 1998 and Chief
  One Market Street                     Executive Officer and President since 1997 of PG&E
  Spear Street Tower, Suite 2400        Corporation and Chairman of the Board of Pacific
  San Francisco, CA 94105               Gas and Electric Company since 1998; Officer of
                                        PG&E Corporation since 1996 and Officer of Pacific
                                        Gas and Electric Company since 1988; Director of
                                        Pacific Gas and Electric Company since 1995 and of
                                        PG&E Corporation since 1996.
 Martin M. Koffel...................... Chief Executive Officer and President of the
                                        Company since May 1989; Chairman of the Board
                                        since June 1989.

                                        POSITION WITH PARENT; PRINCIPAL OCCUPATION OR EMPLOYMENT;
 NAME AND BUSINESS ADDRESS              5-YEAR EMPLOYMENT  HISTORY
 -------------------------              ---------------------------------------------------------
 Richard B. Madden....................- Retired Chairman and Chief Executive Officer since
  100 Larkspur Landing Circle, Suite    1994 and Director since 1971, of Potlatch
  210                                   Corporation; Director of PG&E Corporation since
  Larkspur, CA 94939                    1996 and Pacific Gas and Electric Company since
                                        1977; Director of CNF Transportation Inc. since
                                        1992.
 Jean-Yves Perez....................... Executive Vice President of URS Greiner Woodward
                                        Clyde, since November 1998; President of Woodward-
                                        Clyde Group, Inc., a division of Parent, from
                                        November 1997 to October 1998; President and Chief
                                        Executive Officer of Woodward-Clyde Group, Inc.
                                        from 1987 to October 1997.
 Richard Q. Praeger.................... Management and engineering consultant since 1974;
                                        Owner, Transition Books, a bookstore, since 1979;
                                        prior to November 1974, President, URS/Madigan-
                                        Praeger, Incorporated.
 Irwin L. Rosenstein................... President of URS Greiner Woodward Clyde, since
                                        November 1998; President of URS Greiner, Parent's
                                        former principal operating division, from November
                                        1997 to October 1998; President of URS
                                        Consultants, Inc., Parent's former principal
                                        operating division, from February 1989 to October
                                        1997; Vice President of Parent since 1987.
 William D. Walsh...................... Chairman of Sequoia Associates LLC, a private
  3000 Sand Hill Road                   investment firm, since 1982; Chairman of the
  Building II, Suite 140                Board, Consolidated Freightways Corporation since
  Menlo Park, CA 94025                  1996 and Director of Consolidated Freightways,
                                        Inc. from 1994 to 1996; Chairman of the Board of
                                        Newell Manufacturing Corporation and Newell
                                        Industrial Corporation since 1988; Chairman of the
                                        Board of Clayton Group, Inc. since 1996; Director
                                        of Newcourt Credit Group since 1993; Director of
                                        Basic Vegetable Products since 1990; Director of
                                        Crown Vantage, Inc. since 1996; Director of Unova,
                                        Inc. since 1997; Director of Bemiss Jason since
                                        1998; Chairman of the Board of Champion Road
                                        Machinery from 1988 to 1997; Director of National
                                        Education Corporation from 1982 to 1997.

EXECUTIVE OFFICERS

                                        POSITION WITH PARENT; PRINCIPAL OCCUPATION OR
                                        EMPLOYMENT;
 NAME, AGE AND BUSINESS ADDRESS         5-YEAR EMPLOYMENT HISTORY
 ------------------------------         ---------------------------------------------
 Martin M. Koffel...................... Chief Executive Officer, President and Director
                                        from May 1989; Chairman of the Board from June
                                        1989.
 Kent P. Ainsworth..................... Executive Vice President from April 1996, Vice
                                        President and Chief Financial Officer from January
                                        1991; Secretary from May, 1994.
 Joseph Masters........................ Vice President and General Counsel since July
                                        1997, Vice President, Legal, from April 1994 to
                                        June 1997; Vice President and Associate General
                                        Counsel of URS Consultants, Inc. from May 1992 to
                                        April 1994; outside counsel to the Company from
                                        January 1990 to May 1992.

                                        POSITION WITH PARENT; PRINCIPAL OCCUPATION OR
                                        EMPLOYMENT;
 NAME AND BUSINESS ADDRESS              5-YEAR EMPLOYMENT HISTORY
 -------------------------              ---------------------------------------------
 Irwin L. Rosenstein................... President of URSGWC, Parent's principal operating division, since November 1998; President of URSG
                                        from November 1997 to October 1998, President of
                                        URS Consultants, Inc., Parent's former principal
                                        operating division, from February 1989 to November
                                        1997; Director since February 1989; Vice President
                                        since 1987.
 Jean-Yves Perez....................... Director of the Company and Executive Vice
                                        President of URSGWC, Parent's principal operating
                                        division, since November 1998; President of
                                        Woodward-Clyde Group, Inc. ("W-C"), a division of
                                        Parent from November 1997 to October 1998;
                                        Director since November 1997; President and Chief
                                        Executive Officer of W-C from 1987 to October
                                        1997.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The directors of the Purchaser are Martin M. Koffel, Kent P. Ainsworth and Joseph Masters. The executive officers of the Purchaser are Martin M. Koffel (Chairman of the Board, President and Chief Executive Officer), Kent P. Ainsworth (Chief Financial Officer and Treasurer) and Joseph Masters (Secretary). The biographical information for such directors and executive officers is listed above.

FACSIMILE COPIES OF THIS LETTER OF TRANSMITTAL, PROPERLY COMPLETED AND DULY EXECUTED, WILL BE ACCEPTED. THIS LETTER OF TRANSMITTAL, SHARE CERTIFICATES AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY EACH TENDERING STOCKHOLDER OF THE COMPANY OR HIS, HER OR ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT ITS ADDRESS SET FORTH
BELOW:

                       THE DEPOSITARY FOR THE OFFER IS:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

        BY MAIL:                   BY HAND:           BY OVERNIGHT DELIVERY:
Reorganization              Reorganization            Reorganization
 Department                 Department                Department
PO Box 3301                 120 Broadway              85 Challenger Road
South Hackensack, NJ
 07606                      13th Floor                Mail Stop--Reorg
                                                      Ridgefield Park, NJ
                            New York, NY 10271        07660

                              BY FAX TRANSMISSION
                       (FOR ELIGIBLE INSTITUTIONS ONLY):
                                (201) 296-4293

                          FOR FAX CONFIRMATION ONLY:
                                (201) 296-4860

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of the Offer to Purchase, this Letter of Transmittal and other tender offer materials may be obtained from the Information Agent or the Dealer Manager as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                           New York, New York 10005
                Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 290-6424

                     THE DEALER MANAGER FOR THE OFFER IS:

                          MORGAN STANLEY DEAN WITTER

                                 1585 Broadway
                              New York, NY 10036
                                (650) 234-5757